UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2017 (March 15, 2017)

Everi Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7250 S. Tenaya Way, Suite 100
Las Vegas, Nevada	89113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

N/A

 (Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Settlement Agreement with Former President and Chief Executive Officer

On March 15, 2017, Everi Holdings Inc. (the “Company”) entered into a Settlement Agreement and Mutual Release with its former President and Chief Executive Officer, Ram V. Chary,  whose last day with the Company was February 13, 2016, to resolve a dispute regarding Mr. Chary’s employment agreement with the Company (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the parties agreed that the Company shall pay Mr. Chary, as full and complete satisfaction of all monetary obligations of the Company under the Settlement Agreement, an amount equal to $4.6 million, inclusive of $0.9 million as reimbursement for attorneys’ fees and costs. In connection with the settlement and subject to certain exceptions, the Company and Mr. Chary agreed to release all claims they may have had against each other, including, without limitation, relating to Mr. Chary’s employment and termination of employment.

The foregoing description of the Settlement Agreement is not complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERI HOLDINGS INC.

Date: March 17, 2017	By:	/s/ Todd A. Valli
	Name:	Todd A. Valli
	Title:	Senior Vice President, Corporate Finance and Chief Accounting Officer